Exhibit 11


                       ENRON CORP. AND SUBSIDIARIES
                     CALCULATION OF EARNINGS PER SHARE
                                (Unaudited)


                                             Three Months Ended     Six Months Ended
                                                   June 30,              June 30,
                                                1995       1994      1995        1994
                                        (in thousands, except share and per share amounts)

Primary Earnings Per Share
 Earnings on common stock
   Net income                                  $94,045   $ 75,601   $288,995   $248,664
   Preferred stock dividends                    (3,809)    (3,721)    (7,628)    (7,443)
                                               $90,236   $ 71,880   $281,367   $241,221

Average number of common shares
 outstanding                                   244,018    243,546    243,605    242,986
 Primary earnings per share of
  common stock                                 $  0.37   $   0.30   $   1.16   $   0.99

Fully Diluted Earnings Per Share
 Adjusted earnings on common stock
   Net income                                  $94,045   $ 75,601   $288,995   $248,664
   Preferred stock dividends                    (3,809)    (3,721)    (7,628)    (7,443)
   Add back:
     Dividends on convertible
      preferred stock                            3,809      3,721      7,628      7,443
                                               $94,045   $ 75,601   $288,995   $248,664

 Average number of common shares
  outstanding on a fully diluted basis
   Average number of common shares
    outstanding                                244,018    243,546    243,605    242,986
   Additional shares issuable upon:
     Conversion of preferred stock              19,060     19,352     19,103     19,589
     Exercise of stock options reduced by the
      number of shares which could have been
      purchased with the proceeds from
      exercise of such options                   4,890      4,194      4,890      4,194
                                               267,968    267,092    267,598    266,769

 Fully diluted earnings per share of
  common stock                                 $  0.35     $ 0.28     $ 1.08     $ 0.93